Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of March 27, 2018 and effective as of the Effective Date, is made by and between SecureWorks, Inc., a Georgia corporation, as borrower (the “Borrower”), and Dell USA L.P., a Texas limited partnership, as lender (the “Lender”).

RECITALS

WHEREAS, the Borrower and the Lender entered into that certain Revolving Credit Agreement dated as of November 2, 2015, as amended by that certain First Amendment to Revolving Credit Agreement dated as of March 28, 2017 (collectively, the “Original Agreement”);
WHEREAS, the Borrower and the Lender each desire to amend and restate the Original Agreement in its entirety; and
WHEREAS, the Borrower has requested that the Lender make loans to the Borrower and the Lender is prepared to make such loans on a revolving basis and subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree to amend and restate the Original Agreement as follows:

SECTION 1.    DEFINITIONS.

1.1.    Certain Defined Terms. As used herein, the following terms have the following respective meanings:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and for purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of 50% or more of the total voting power of the Voting Stock of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through the possession of such voting power, by contract or otherwise.
“Applicable Margin” means a margin of 1.15% above the LIBOR applicable to each Loan.
“Asset Disposition” means any sale, lease, license, assignment, sale leaseback, transfer or other disposition by the Borrower or any of its Subsidiaries of any of their respective assets, other than (a) sales of inventory for at least fair value in the ordinary course of business, and (b) sales of obsolete or worn out property if promptly replaced with other similar property of at least equal usefulness.
“Assignment and Assumption” means an assignment and assumption entered into between the Lender and an assignee in a form approved by the Lender.
“Availability Period” means the period from the Effective Date to, but excluding, the Commitment Termination Date.

“Available Commitment” means, at any time, the Commitment then in effect less the aggregate principal amount of all Loans outstanding under the Agreement at such time.
“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Borrower” has the meaning set forth in the introduction hereto.
“Borrowing” means a borrowing by the Borrower of a Loan.
“Borrowing Date” means the date of a Borrowing.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York, New York.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means the occurrence of any of the following:
(a)The Borrower ceases for any reason to be a direct or indirect wholly-owned Subsidiary of the Company;
(b)A transaction or a series of related transactions pursuant to which any Person or Group (other than a Dell Entity or Group of Dell Entities) becomes the Beneficial Owner of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis;
(c)Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) (together with any new directors whose election by such Incumbent Board or whose nomination by such Incumbent Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Incumbent Board then in office who either were members of such Incumbent Board or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company then in office;
(d)The Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company (regardless of whether the Company is the surviving Person), other than any such transaction in which one or more Dell Entities continues to be the Beneficial Owner of more than 50% of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis; or
(e)The consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Group (other than one or more Dell Entities).
“Commitment” means the obligation of the Lender to make, on and subject to the terms and conditions hereof, Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding up to but not exceeding $30 million, as such amount may be increased or reduced pursuant to Section 2.3 or reduced pursuant to assignments effected in accordance with Section 10.5.

“Commitment Termination Date” means the one-year anniversary of the Effective Date.
“Company” means SecureWorks Corp., a Delaware corporation, and any successor thereto.
“Default” means an Event of Default specified in Section 9 or an event that with the giving of notice or lapse of time or both would become an Event of Default.
“Dell Entity” means Dell Technologies Inc. or any direct or indirect Subsidiary thereof.
“Dollars” and “$” mean lawful money for the time being of the United States of America.
“Effective Date” means the date on which all of the conditions precedent set forth in Section 6 have been fulfilled.
“Event of Default” has the meaning set forth in Section 9.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, as the same shall be in effect from time to time.
“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement, Taxes imposed on or measured by its overall net income, overall gross income or overall gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) or capital taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which it is resident for tax purposes or in which its principal office is located.
“Fully Diluted Basis” means, as of any date of determination, the sum of (a) the number of shares of Voting Stock outstanding as of such date of determination plus (b) the number of shares of Voting Stock issuable upon the exercise, conversion, or exchange of all then-outstanding warrants, options, convertible capital stock or indebtedness, exchangeable capital stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock (excluding, for the avoidance of doubt, securities issuable in connection with the conversion or exchange of outstanding shares of Voting Stock), whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in-the-money as of such date of determination.
“GAAP” means accounting principles generally accepted in the United States of America in effect from time to time.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Group” has the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business not overdue for more than 60 days), (d) all obligations of such Person to reimburse any Person with respect to amounts paid under a letter of credit or similar instrument, (e) all Indebtedness of other Persons secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, and (f) all Indebtedness of other Persons guaranteed by such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning set forth in Section 10.3(b).
“Interest Period” means, with respect to each Borrowing and the Loan constituting the same, each fiscal quarterly period of the Borrower occurring during the Availability Period.
“Lender” has the meaning set forth in the introduction hereto.
“LIBOR” means the 3 Month LIBOR for Dollars published by Reuters (or such other published source as the Lender may select in its sole discretion) on the first day of each Interest Period.
“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest or any preferential arrangement that has the practical effect of creating a security interest.
“Loan” has the meaning set forth in Section 2.1.
“Material Adverse Effect” means a material adverse change in or effect on (a) the business, condition (financial or otherwise), operations, performance, property or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, (c) the legality, validity, binding effect or enforceability of any provision of this Agreement or (d) the rights and remedies of the Lender under any provision of this Agreement.
“Material Indebtedness” means, at any time, as to any Person, Indebtedness of such Person the outstanding principal amount of which, individually or in the aggregate, is equal to or greater than $5,000,000.
“Net Proceeds” means, with respect to any Asset Disposition, (a) the proceeds received in respect of such Asset Disposition in cash, instruments, securities or other property, including any cash, instruments, securities or other property received in respect of any non-cash proceeds, including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but only as and when received, minus (b) the sum of (i) all fees and out-of-pocket expenses actually paid by the Borrower or the relevant Subsidiary, as applicable, in connection with such Asset Disposition, (ii) any funded escrow established pursuant to the documents evidencing any Asset Disposition to secure any indemnification obligations or adjustments to the purchase price associated with such Asset Disposition, provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower or any of its Subsidiaries receives cash in an amount equal to the amount of such reduction, (iii) the amount of all payments that are permitted hereunder and are actually made by the Borrower or the relevant Subsidiary, as applicable, as a result of such event to repay Indebtedness (other than the Loans) directly secured by such asset, (iv) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (b)(iv)) attributable to minority interests or other shareholdings (other than that of the Lender) and not lawfully available for distribution to or for the account of the Borrower or any of its Subsidiaries as a result thereof, (v) the amount of any liabilities directly associated with such asset and retained by the Borrower or the relevant Subsidiary, as applicable, and (vi) the amount of all Taxes actually paid (or reasonably estimated to be payable, including any withholding Taxes estimated to be payable in connection with the repatriation of such Net Proceeds) with respect to such Asset Disposition.
“Notice of Borrowing” has the meaning set forth in Section 2.2.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Permitted Indebtedness” means (a) Indebtedness owing to the Lender, (b) Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, and self-insurance obligations, in each case in the ordinary course of business, (c) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, and (d) Indebtedness in connection with performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Borrower or a Subsidiary thereof in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances.
“Permitted Liens” means (a) non-commercial Liens arising solely by operation of applicable law, (b) Liens in favor of the Lender, (c) Liens for Taxes, assessments or other governmental charges not delinquent or being contested in good faith, (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (f) mechanics’, workers’, materialmen’s, carrier’s, repairmens’ or other like Liens arising in the ordinary course of business with respect to obligations which are not yet due and payable or which are being contested in good faith, and (g) licenses or sublicenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary course of business of the Borrower of such Subsidiary.
“Person” means any natural person, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, members, directors, officers, employees, agents and advisors.
“Subsidiary” of any Person means any corporation, partnership, limited liability company or other entity more than 50% of the voting power represented by the Voting Stock of which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.
“Voting Stock” means, with respect to any Person, any class or classes of capital stock or partnership or limited liability company units or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).
1.2.    GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

1.3.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections or Exhibits shall be construed to refer to Sections of or Exhibits to this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including” and (h) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively.

SECTION 2.    THE COMMITMENT.

2.1.    Loans. The Lender agrees, on and after the Effective Date, and subject to the terms and conditions of this Agreement, to make loans to the Borrower (each, a “Loan”) from time to time on any Business Day during the Availability Period in Dollars in an aggregate principal amount at any one time outstanding up to but not exceeding the Commitment. Within such limit and subject to the other terms and conditions of this Agreement, the Borrower may borrow under this Section 2.1, prepay under Section 3.3, and reborrow under this Section 2.1. The Borrower agrees that the Lender’s books and records shall be prima facie evidence of the date, amount and due date of each Loan and of all interest accrued thereon.

2.2.    Borrowing. The Borrower shall give the Lender notice of each Borrowing in substantially the form of Exhibit A hereto (each, a “Notice of Borrowing”). Each Notice of Borrowing shall be signed by the chief financial officer of the Borrower and will include the information and the certifications set forth in Exhibit A. Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof. Each Notice of Borrowing shall be effective only if received by the Lender not later than 11:00 a.m. Eastern time on the date which is five (5) Business Days prior to the relevant Borrowing Date. Each Notice of Borrowing shall specify the amount to be borrowed and the relevant Borrowing Date. Not later than 11:00 a.m. Eastern time on each Borrowing Date, subject to the terms and conditions of this Agreement, the Lender shall make available to the Borrower the amount of the Loan to be made on such Borrowing Date in such manner as may be agreed by the Lender and the Borrower.

2.3.    Changes of Commitment.

(a)The Borrower shall have the right to request a one-time increase to the amount of the Commitment of up to $30 million (such that, following such $30 million increase, the aggregate principal amount at any one time outstanding under this Agreement may equal but shall not exceed $60 million); provided that the Lender shall have the right either to approve or to deny such request in whole or in part in its sole discretion. In connection with such a request, the Borrower shall deliver to the Lender a notice of the request not later than 11:00 a.m. Eastern time on the date ten (10) Business Days prior to the date upon which the requested increase shall become effective. Such notice shall specify the amount of the increase in the Commitment requested by the Borrower and the requested effective date of such increase. No later than five (5) Business Days following receipt of such a notice pursuant to this Section 2.3(a), the Lender shall notify the Borrower as to whether the requested increase to the amount of the Commitment has been approved or denied in whole or in part; provided that any failure by the Lender to deliver such notice shall be deemed to be a denial of the requested increase.

(b)The Commitment shall be automatically reduced to zero on the earlier of (i) 5:00 p.m. Eastern time on the last day of the Availability Period and (ii) the date on which a Change of Control of the Borrower shall occur.

(c)The Borrower shall have the right to terminate or reduce the unused amount of the Commitment at any time or from time to time upon not less than three (3) Business Days’ prior notice to the Lender; provided that the Borrower may not reduce the Commitment to an amount less than the aggregate principal amount of all Loans then outstanding under the Agreement. The Commitment once terminated or reduced pursuant to this Section 2.3 may not be reinstated. Following such a termination or reduction in the unused amount of the Commitment, any Loans made by the Lender shall remain outstanding, and shall become due in accordance with the terms of this Agreement.

2.4.    Fees. The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at a rate of 0.35% on the average daily amount of the Available Commitment during the period from and including the Effective Date to but excluding the Commitment Termination Date. Accrued commitment fees shall be payable on the Commitment Termination Date and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

2.5.    Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital, acquisitions of companies, business and assets, and other general corporate purposes; provided that the proceeds of the Loans shall not be used to repay other Indebtedness incurred by the Borrower. The Lender shall not have any responsibility as to the use of any of such proceeds.

SECTION 3.    PAYMENTS OF PRINCIPAL AND INTEREST.

3.1.    Repayment. The Borrower agrees to repay to the Lender the full principal amount of each Loan outstanding, together with accrued interest thereon, on the Commitment Termination Date.
3.2.    Interest.

(a)Interest Generally. Interest shall accrue on the outstanding principal amount of each Loan for the period from the relevant Borrowing Date until the date such Loan shall be paid in full, at the per annum rate of interest which, for each Interest Period, is equal to the Applicable Margin plus LIBOR for such Interest Period, calculated on the basis of a 360-day year for the actual number of days elapsed.

(b)Interest Payment Dates. Accrued interest on each Loan shall be payable on the last day of each Interest Period, and upon the payment or prepayment thereof (on the principal amount so paid or prepaid).

(c)Any principal of or interest on any Loan that is not paid in full when due (whether at stated maturity, by acceleration or otherwise) shall bear interest until paid in full at a rate per annum equal to 2% above the rate of interest otherwise applicable to Loans under this Agreement. Interest on amounts in Default shall be payable on demand by the Lender from time to time.

3.3.    Prepayments.

(a)Optional Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part at any time or from time to time, without penalty or premium. In connection with any such optional prepayment, the Borrower shall give the Lender a notice of such optional prepayment, which shall be effective only if received by the Lender not later than 11:00 a.m. Eastern time on the date which is five (5) Business Days prior to the relevant date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder). Each partial prepayment shall be in the aggregate amount of $250,000 or an integral multiple of $50,000 in excess thereof.

(b)Mandatory Prepayments.

(i)    Repayment Upon Change of Control. In the event that a Change of Control occurs after the date hereof and prior to the repayment in full of the Loans and the termination of the Commitments, the Commitments shall automatically terminate, and the Borrower shall pay to the Lender an aggregate amount equal to all amounts outstanding under this Agreement, including principal of all Loans, all accrued and unpaid interest thereon and any other amounts that may be or become due under this Agreement to the Lender.

(ii)    Illegality, etc. Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrower that any Change in Law makes it unlawful for the Lender to perform its obligations hereunder to make Loans or to fund or otherwise maintain Loans hereunder, (a) the obligation of the Lender to make Loans shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and (b) if such Change in Law shall so mandate, the Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in Law or, if earlier, on the date required by the Lender in a notice to the Borrower.

(iii)    In the event of any Asset Disposition, the Borrower shall, on the date of receipt by it or a Subsidiary of any Net Proceeds of such Asset Distribution, prepay the Loans and Notes in an amount equal to the Net Proceeds of such Asset Dispositions, together with accrued and unpaid interest on the amount prepaid through the date of prepayment and all other amounts payable by the Borrower under this Agreement, and the Commitment, if then in effect, shall be reduced or terminated, as applicable, by an amount equal to such Net Proceeds; provided, that the Borrower shall not be required to make any prepayment pursuant to this Section 3.3(b)(iii) until the Net Proceeds of Asset Dispositions exceed $5,000,000 in the aggregate, in which event, the Borrower shall be required to make prepayment only of the amount of such Net Proceeds which exceeds $5,000,000.

(c)Other Amounts. All prepayments under this Section 3.3 shall be accompanied by interest accrued on the principal amount prepaid.

SECTION 4.    PAYMENTS, ETC.

4.1.    Payments.

(a)Payments Generally. Each payment of principal, interest and other amounts to be made by the Borrower under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to such account as the Lender may specify from time to time, not later than 11:00 a.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)Application of Payments. The Borrower shall, at the time of making each payment under this Agreement, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment in such manner as it may determine to be appropriate in its sole discretion).

(c)Application of Insufficient Payments. If at any time insufficient funds are received by the Lender to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied (i) first, to pay interest then due and payable hereunder, (ii) then, to pay principal then due and payable hereunder, and (iii) then, to pay other amounts then due and payable under this Agreement.

(d)Non-Business Days. If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.2.    Computations. Interest on the Loans and fees hereunder shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which payable.

4.3.    Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section 4.3 are in addition to other rights and remedies (including other rights of set-off) that the Lender and its Affiliates may have. Nothing contained in this Section 4.3 shall require the Lender to exercise any such right or shall affect the right of the Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 5.    TAXES.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes that arise from any payment made by it under, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable law.

(c)Indemnification by the Borrower. The Borrower shall indemnify the Lender for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5) attributable to the Borrower under this Agreement and paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive and binding absent manifest error.

SECTION 6.    CONDITIONS PRECEDENT.

6.1.    Conditions to Closing. The effectiveness of this Agreement and the Commitment of the Lender shall be subject to the conditions precedent that (a) no applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lender, impose materially adverse conditions upon the transactions contemplated hereby, and (b) the Lender shall have received, on or prior to March 27, 2018 the following documents, each of which shall be in form and substance satisfactory to the Lender:

(a)	this Agreement, duly executed and delivered by the Borrower and the Lender;

(b)
copies of all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Borrower of the Agreement and the transactions contemplated thereby;

(c)	copies of the resolutions of the Board of Directors of the Borrower authorizing the making and performance by it of the Agreement; and

(d)	such other documents relating hereto as the Lender shall reasonably request.

6.2.    Additional Conditions to Borrowings. The obligation of the Lender to make each Loan to be made by it is also subject to the further conditions precedent that both immediately prior to the making of such Loan and after giving effect thereto and to the intended use of proceeds thereof:

(a)	no Default shall have occurred and be continuing;

(b)	there shall have occurred no event or condition that could reasonably be expected to result in a Material Adverse Effect;

(c)
the representations and warranties made by the Borrower in Section 7 shall be true in all respects on and as of the relevant Borrowing Date and immediately after giving effect to the application of the proceeds of the relevant Borrowing with the same force and effect as if made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true in all respects as of such earlier date); and

(d)	the Lender shall have received such other documents relating hereto as the Lender shall reasonably request, each of which shall be in form and substance satisfactory to the Lender.

The giving of a Notice of Borrowing shall constitute a certification by the Borrower to the effect that the conditions set forth in this Section 6.2 have been fulfilled (both as of the date of such Notice of Borrowing and, unless the Borrower otherwise notifies the Lender prior to the relevant Borrowing Date, as of such Borrowing Date).
SECTION 7.    REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender that:

7.1.    Power and Authority. Each of the Borrower and each of its Subsidiaries (a) is a company duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its property and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect, (d) is in material compliance with all applicable laws and regulations and all agreements binding on or affecting it or any of its property, and (e) has good title to all its assets, free and clear of any Liens or adverse claims except as expressly permitted by this Agreement. The Borrower has full power, authority and legal right to make and perform this Agreement and to borrow the Loans hereunder.

7.2.    Due Authorization, Etc. The making and performance by the Borrower of this Agreement and all other documents and instruments to be executed and delivered hereunder by the Borrower have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the constitutive documents of the Borrower, (b) any applicable law or regulation, (c) any judgment, award, injunction or similar legal restriction or (d) any agreement or instrument binding on or affecting the Borrower or any of its property, and do not and will not result in the imposition of any Lien on any property of the Borrower.

7.3.    Governmental and Other Approvals. No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by the Borrower of this Agreement or for the legality, validity or enforceability thereof against the Borrower, and there is no law, regulation or decree that imposes material adverse conditions upon the credit facility contemplated hereby.

7.4.    Legal Effect. This Agreement has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

7.5.    No Default. No Default has occurred and is continuing.

7.6.    Ranking. The payment obligations of the Borrower hereunder are and will at all times be senior unsecured obligations of the Borrower, and will at all times rank at least pari passu in right of payment with all other present and future senior unsecured Indebtedness of the Borrower.

7.7.    Litigation. There is no litigation, investigation or proceeding pending or, to the best of the Borrower’s knowledge, threatened by or before any Governmental Authority or arbitrator that (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

SECTION 8.    COVENANTS OF THE BORROWER.

The Borrower covenants and agrees with the Lender that, so long as the Commitment or any Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

8.1.    Corporate Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve and maintain its corporate existence and (b) preserve and maintain all of its material rights, privileges, licenses and franchises, including all trade names, patents and other intellectual property necessary for its business, except in the case of this clause (b) to the extent the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

8.2.    Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities and all agreements binding on or affecting the Borrower or such Subsidiary or any of their respective properties, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP, (b) timely file all required tax returns and pay and discharge at or before maturity all of its material obligations (including tax liabilities, except where the same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained to the extent required by GAAP and where the failure to pay or discharge such obligations or liabilities would not result in a Material Adverse Effect), (c) maintain all of its property used in its business in good working order and condition, ordinary wear and tear excepted, and (d) maintain insurance with respect to its property and businesses.

8.3.    Governmental Authorizations. The Borrower will, and will cause each of its Subsidiaries to, promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under applicable law for the making and performance by it of this Agreement.

8.4.    Information. The Borrower will provide to the Lender: (a) such information relating to the financial condition, business, prospects, or affairs of the Borrower as the Lender may from time to time reasonably request; (b) not later than five (5) days after any officer of the Borrower obtains knowledge of the occurrence of any Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (c) promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail.

8.5.    Keeping of Books; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and such Subsidiary in accordance with GAAP and (b) permit representatives of the Lender to visit and inspect the Borrower’s properties, examine its books of account and records and discuss the Borrower’s affairs, finances, and accounts with its officers, during normal business hours of the Borrower as may be reasonably requested by the Lender.

8.6.    Ranking. The Borrower will promptly take all actions as may be necessary to ensure that the payment obligations of the Borrower under this Agreement will at all times constitute senior unsecured obligations of the Borrower ranking at least pari passu in right of payment with all other present and future senior unsecured Indebtedness of the Borrower.

8.7.    Negative Pledge. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of their property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so.

8.8.    Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (other than Permitted Indebtedness).

8.9.    Net Proceeds Reporting. The Borrower shall promptly notify the Lender in writing if the Net Proceeds of Asset Dispositions exceed $5,000,000 in the aggregate.
8.10.    Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.11.    Further Assurances. The Borrower will from time to time give, execute, deliver, file and/or record any notice, instrument, document, agreement or other papers that may be necessary or desirable or that may be reasonably requested by the Lender to further effectuate the purposes of this Agreement or the enforceability thereof against the Borrower.

SECTION 9.    EVENTS OF DEFAULT.

If one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)the Borrower shall fail to pay when due (i) any principal of any Loan or (ii) any interest or any other amount whatsoever payable hereunder, and such failure to pay shall, in the case of this clause (ii) only, continue for five (5) Business Days;

(b)any representation, warranty or certification made or deemed made by the Borrower herein (or in any modification or supplement hereto or thereto) or in any certificate furnished to the Lender pursuant to the provisions hereof or thereof shall prove to have been untrue in any material respect as of the time made or furnished;

(c)(i) the Borrower shall fail to perform or observe any of its obligations under Section 8.1, or (ii) the Borrower shall fail to perform or observe any of its obligations under this Agreement (other than as referred to in clause (a) or (c)(i) above) if such failure shall remain unremedied for thirty (30) or more days;

(d)(i) the Borrower or any Subsidiary thereof shall default in the payment of any principal of or interest on any Material Indebtedness (whether at stated maturity or at mandatory or optional prepayment or otherwise) and such default shall continue beyond any applicable grace period set forth in the agreements or instruments evidencing or governing such Material Indebtedness, or (ii) any default or event of default shall occur under any agreement or instrument evidencing or governing any Material Indebtedness of the Borrower or any Subsidiary thereof if the effect thereof is to accelerate the maturity thereof, or to permit the holder or holders of such Material Indebtedness, or an agent or trustee on its or their behalf, to accelerate the maturity thereof, or to require the mandatory prepayment or redemption thereof;

(e)the Borrower or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(f)the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, suspension of payments, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts or (iv) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in this clause (f);

(g)a proceeding or case shall be commenced against the Borrower or any of its Subsidiaries, without its application or consent, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or like Person of it or of all or any substantial part of its property or (iii) similar relief with respect to it under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment or debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days, or a declaration of bankruptcy or suspension of payments shall be entered against the Borrower or such Subsidiary under the bankruptcy laws of the United States of America as now or hereafter in effect; or

(h)this Agreement shall become unenforceable or the performance of the obligations of the Borrower thereunder shall become illegal; or

(i)a Change of Control shall occur;

THEREUPON: in any such event, the Lender may, by notice to the Borrower, (i) declare the Commitment to be terminated forthwith, whereupon the Commitment shall forthwith terminate, and/or

(ii) declare the principal of and the accrued interest on the Loans and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in clause (f) or (g) with respect to the Borrower, the Commitment shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

SECTION 10. MISCELLANEOUS.

10.1.    Notices.

(a)All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing and addressed to the party to be notified as follows:
(i)if to the Borrower:
SecureWorks, Inc.
One Concourse Parkway NE
Atlanta, Georgia 30328
Attention of: R. Wayne Jackson
E-Mail Address: wjackson@secureworks.com

(ii)if to the Lender:

Dell USA L.P.
c/o Dell Inc.
One Dell Way
Round Rock, Texas 78682 Attention of: Janet Bawcom
E-Mail Address: Janet.Bawcom@Dell.com
or, as to either party, at such other address as it shall notify the other party in writing.

(b)All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mail, or (iii) if delivered by electronic mail, when transmitted to an electronic mail address and sender has received a return receipt thereof; provided that notices and communications to the Lender pursuant to Section 2 or Section 9 shall not be effective until received by the Lender.

10.2.    No Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.3.    Expenses, Etc.

(a)Costs and Expenses. The parties shall pay their own expenses with respect this Agreement and the transactions contemplated hereby; provided that the Borrower shall pay to the Lender, no later than thirty (30) days after receipt of a reasonably detailed invoice from the Lender, all reasonable and documented out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel to the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including such expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

10.4.    Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived only by the Lender.
10.5.    Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except as permitted by this Section 10.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the respective Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lender. The Lender may at any time assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans) with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to an Affiliate of the Lender, or, if a Default has occurred and is continuing, any other Person. In the event of any such assignment, the Lender and the assignee or assignees may enter such intercreditor arrangements as they may determine to be necessary or advisable for the purpose of determining voting rights and similar issues hereunder. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)Certain Pledges. The Lender may at any time pledge or assign as collateral all or any portion of its rights under this Agreement to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.6.    Survival. The obligations of the Borrower under Sections 5 and 10 shall survive the repayment of the Loans and the termination of the Commitment and, in the case of any assignment by the Lender of any interest in the Commitment or Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lender may cease to be the “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

10.7.    Captions. The section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.8.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
10.9.    Governing Law; Jurisdiction, Service of Process and Venue.

(a)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the applicable laws of any jurisdiction other than the State of Texas.

(b)Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in Travis County and of the United States District Court for the Western District of Texas, and any applicable appellate court, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims with respect to any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its property in the courts of any jurisdiction.

(c)Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any such process or summonses in any other manner permitted by applicable law.

(d)Waiver of Venue, Etc. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.10.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11.    Entire Agreement. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

10.12.    Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
10.13.    No Fiduciary Relationship. The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement. This Agreement does not create a joint venture among the parties.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

SECUREWORKS, INC.

By: /s/ R. Wayne Jackson
Name: R. Wayne Jackson
Title: Chief Financial Officer

LENDER

DELL USA L.P.

By: /s/ Janet M. Bawcom
Name: Janet M. Bawcom
Title: Senior Vice President and Assistant Secretary

EXHIBIT A

[FORM OF NOTICE OF BORROWING] NOTICE OF BORROWING
    ,

Dell USA L.P.
c/o Dell Inc.
One Dell Way
Round Rock, Texas 78682 Attention of: [●]

Ladies and Gentlemen:

The undersigned refers to the Amended and Restated Revolving Credit Agreement, dated as of ________ [●], 2018 (as amended, supplemented or otherwise modified, the “Credit Agreement”), by and between the undersigned and you. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement. The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement, that the undersigned hereby wishes to make a Borrowing, and in that connection sets forth below the information relating to such Borrowing:

(i)	The Business Day of the requested Borrowing is , .

(ii)	The amount of the requested Borrowing is $ .

(iii)	The proceeds of the Loan constituting the requested Borrowing are to be remitted to: [specify account information].
The undersigned hereby certifies that the conditions precedent set forth in clauses (a) and
(b) of Section 6.2 of the Credit Agreement have been fulfilled as of the date hereof, and that the representations and warranties set forth in Section 7 thereof are true in all respects on the date hereof and will be true in all respects as of the date of the requested Borrowing with the same force and effect as if made on and as of each such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true in all respects as of such earlier date).

Very truly yours, SECUREWORKS, INC.

By	Name:
Title: